Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Immediate Release
Raven Announces Appointment of Director
Rick Parod Appointed to Board of Directors
SIOUX FALLS, S.D., December 5, 2017 - Raven Industries (NASDAQ:RAVN) announced today that Rick Parod has been appointed to the Company’s Board of Directors effective immediately.
Mr. Parod served as President, Chief Executive Officer, and Director of Lindsay Corporation (NYSE:LNN) from 2000 until his retirement in December 2017. During his tenure, he led the global expansion of the company by establishing an international footprint, executing strategic acquisitions, and leading the development of several new products and technologies. Prior to his role as CEO of Lindsay Corporation, he served in various leadership and management roles with The Toro Company (NYSE:TTC) and Pacific Scientific Company.
“Rick brings over 30 years of relevant business leadership experience and a deep understanding of public company governance,” said Dan Rykhus, President and CEO of Raven Industries. “He is an excellent addition to our Board of Directors and will provide valuable perspective as we continue to deliver on our long-term strategic objectives.”
Mr. Parod will serve on the Governance and Personnel and Compensation Committees.
About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information

Margaret Carmody, Director of Communications
Raven Industries, Inc.
605-336-2750